Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208324, 333-126958, 333-140042 and 333-170395 on Form S-8 and on Registration Statement Nos. 333-211968 and 333-208065 on Form S-3 of our reports dated September 12, 2018, relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2018.

/s/ Deloitte & Touche
Registered Auditors
Johannesburg, South Africa

September 12, 2018

National Executive: *LL Bam Chief Executive Officer *TMM Jordan Deputy Chief Executive Officer; Clients and Industries *MJ Jarvis Chief Operating Officer *AF Mackie Audit & Assurance *N Sing Risk Advisory DP Ndlovu Tax & Legal TP Pillay Consulting *JK Mazzocco Talent & Transformation MG Dicks Risk Independence & Legal *KL Hodson Corporate Finance *TJ Brown Chairman of the Board

A full list of partners and directors is available on request	*Partner and Registered Auditor